As filed with the Securities and Exchange Commission on August 21, 1997
                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                                FRED MEYER, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------

            Delaware                                     93-0798201
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                               3800 SE 22nd Avenue
                             Portland, Oregon 97202
                                 (503) 232-8844
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                 ROGER A. COOKE
              Senior Vice President, General Counsel and Secretary
                                Fred Meyer, Inc.
                               3800 SE 22nd Avenue
                             Portland, Oregon 97202
                                 (503) 232-8844
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

       It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                               MARGARET HILL NOTO
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2300
                             Portland, Oregon 97204
                                 (503) 224-3380

                               -------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _______
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                            Proposed             Proposed
                                                             maximum             maximum
     Title of each class of             Amount to be      offering price         aggregate              Amount of
   securities to be registered           registered         per share(1)      offering price(1)      registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value........       165,750            $54.375            $9,012,656.25             $2,731.11
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low prices as reported on the New York Stock
     Exchange on August 18, 1997.

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

PROSPECTUS

                                FRED MEYER, INC.

                         165,750 Shares of Common Stock
                                ($0.01 par value)


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Common Stock of Fred Meyer, Inc. ("the Company") offered hereby (the "Shares") may be sold by a shareholder of the Company (the "Selling Shareholder"). The Company will not receive any of the proceeds from the offering.

     The Common Stock of the Company is traded on the New York Stock Exchange. On August 19, 1997, the closing price for the Common Stock as reported in The Wall Street Journal was $54-3/16 per share.

     The Shares may be offered or sold from time to time by the Selling Shareholder at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from Selling Shareholder in amounts to be negotiated immediately prior to the sale. See "PLAN OF DISTRIBUTION."

                              -------------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                              -------------------

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.


                The date of this Prospectus is August ___, 1997.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs at the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     Fred Meyer, Inc. ("Fred Meyer" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto, which are available for inspection at no fee at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549. Copies of the foregoing material can also be obtained at prescribed rates from the Public Reference Section of the Commission. The Common Stock is listed on the New York Stock Exchange, and such reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:
(a) the Company's Annual Report on Form 10-K for the year ended February 1, 1997, Amendment No. 1 thereto on Form 10-K/A filed May 20, 1997, Amendment No. 2 thereto on Form 10-K/A filed August 6, 1997 and Amendment No. 3 thereto on Form 10-K/A filed August 6, 1997; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended May 24, 1997, Amendment No. 1 thereto on Form 10-Q/A filed August 6, 1997 and Amendment No. 2 thereto on Form 10-Q/A filed August 6, 1997;
(c) Fred Meyer's Current Report on Form 8-K dated May 11, 1997;and (d) the description of the Company's Common Stock contained in the Company's registration under

Section 12 of the Exchange Act, dated September 25, 1986, including any amendment or report updating such description. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering (the "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, Attention: Roger A. Cooke, Senior Vice President, General Counsel and Secretary (telephone number (503) 232-8844).

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The information relating to the Company contained in this Prospectus should be read together with the information contained in the Incorporated Documents.

                                   THE COMPANY

     The Company was incorporated in Delaware in 1981, as a successor to the business of a company which opened its first store in downtown Portland in 1922 and was incorporated in Oregon in 1923. The Company's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202, and its telephone number is (503) 232-8844. References in this Prospectus to the Company mean Fred Meyer, Inc., including its subsidiaries, unless the context requires otherwise.

                             THE SELLING SHAREHOLDER

     The Selling Shareholder is Fox Jewelry Company ("Fox"), which acquired the Shares offered hereby in connection with the purchase by the Company of certain assets of Fox and its wholly-owned subsidiary. The following table sets forth certain information provided to the Company by the Selling Shareholder.

                            Shares Beneficially                           Shares Beneficially
                           Owned Before Offering                          Owned After Offering
                          -----------------------                        ---------------------
                          Number of                   Shares Offered      Number
        Name                Shares        Percent        for Sale        of Shares     Percent
        ----              ---------       -------     --------------     ---------     -------
Fox Jewelry Company        165,750           *            165,750             0            *

----------

*    Less than 1%.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Selling Shareholder, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     Upon the Company being notified by the any of the Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the Act, disclosing (i) the name of such Selling Shareholder and of the participating brokers or dealers, (ii) the number of Shares involved,
(iii) the price at which such Shares will be sold, (iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable,
(v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     All expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by the Company. Such expenses are estimated as follows:

     Registration fee..................................   $ 2,731

     Legal fees and expenses...........................   $ 3,000

     Accounting fees and expenses......................   $ 1,000

     Miscellaneous.....................................   $   269
                                                          -------
         Total.........................................   $ 7,000


Item 15.  Indemnification of Officers and Directors

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware GCL") grants each corporation the power to indemnify officers and directors under certain circumstances. Article V of the Company's Amended and Restated Bylaws (the "Bylaws") provides for indemnification to the fullest extent permitted by Section 145. Reference is made to the Bylaws of the Company, which are incorporated by reference as Exhibit 4B hereto.

     As authorized by Section 102 of the Delaware GCL, the Company has included in its Certificate of Incorporation a provision eliminating the liability of a director to the Company or its stockholders for monetary damages for breaches of a director's fiduciary duty to the Company. Liability may not be and has not been limited for breaches of the duty of loyalty, intentional misconduct, distributions made in contravention of Section 174 of the Delaware GCL or for any transaction in which a director derives an improper personal benefit. Reference is made to the Restated Certificate of Incorporation of the Company incorporated by reference as Exhibit 4A hereto.

     The Company has a directors and officers liability insurance policy, under certain circumstances, insures its directors and officers against the costs of defense, settlement or payment of a judgment.

     The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any agreement, vote of stockholders or directors or otherwise.

Item 16.  Exhibits

     4A. Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3A to the Company's Registration Statement on Form S-1, Reg. No. 33-08574.

     4B. Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 4B to the Company's Registration Statement on Form S-8, Reg. No. 33-49638.

     4C. Specimen Stock Certificate. Incorporated by reference to Exhibit 4C to the Company's Registration Statement on Form S-3, Reg. No. 33-67670.

     5.   Opinion of Counsel.

     23A. Consent of Deloitte & Touche LLP.

     23B. Consent of Counsel (included in Exhibit 5).

     24.  Powers of Attorney.

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on August 20, 1997.

                                       FRED MEYER, INC.


                                       By  ROGER A. COOKE
                                          ------------------------------------
                                           Roger A. Cooke
                                           Senior Vice President,
                                           General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on August 20, 1997 in the capacities indicated.

          Signature                                    Title

    * ROBERT G. MILLER
----------------------------------    Chief Executive Officer and
      Robert G. Miller                Chairman of the Board
                                      (Principal Executive Officer)


    * DAVID R. JESSICK
----------------------------------    Chief Financial Officer and
      David R. Jessick                Senior Vice President--
                                      Finance (Principal Financial
                                      Officer)

    * THOMAS R. HUGHES
----------------------------------    Vice President and Corporate
      Thomas R. Hughes                Controller (Principal
                                      Accounting Officer)


    * VIVIAN A. BULL
----------------------------------    Director
      Vivian A. Bull


    * JAMES J. CURRAN
----------------------------------    Director
      James J. Curran


    * A.M. GLEASON
----------------------------------    Director
      A.M. Gleason

    * ROGER S. MEIER
----------------------------------    Director
      Roger S. Meier


    * STEVEN R. ROGEL
----------------------------------    Director
      Steven R. Rogel


*By ROGER A. COOKE
    ------------------------------
    Roger A. Cooke
    As Attorney-in-Fact